ITEM 9 - EXHIBIT

BAIRNCO CORPORATION

300 PRIMERA BOULEVARD, SUITE 432

LAKE MARY, FLORIDA  32746

(407) 875-2222

PRESS RELEASE

BAIRNCO NOTIFIED OF UNSOLICITED OFFER

Lake Mary, Florida, June 16, 2006 - Bairnco Corporation (NYSE-BZ) announced today that Steel Partners II, L.P., a New York–based hedge fund, has announced its intention to make an unsolicited tender offer to acquire all of the outstanding Bairnco common stock that it does not already own.

Bairnco cautioned its stockholders against taking premature action in response to the Steel Partners announcement.  Steel Partners has not yet commenced any tender offer and Bairnco’s Board of Directors has not made any decisions as to how it will respond.  Consistent with its fiduciary duties, the Bairnco board will carefully review and evaluate the terms and conditions of any Steel Partners tender offer and will make a recommendation to Bairnco stockholders with respect to any tender offer in a timely manner thereafter.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995

Statements in this press release referring to the expected future plans and performance of the Corporation are forward-looking statements.  Actual future results may differ materially from such statements. Factors that could affect future performance include, but are not limited to, changes in U.S. or international economic or political conditions, such as inflation or fluctuations in interest or foreign exchange rates; changes in the market for raw or packaging materials which could impact the Corporation’s manufacturing costs; changes in the product mix; changes in the pricing of the products of the Corporation or its competitors; the impact on production output and costs from the availability of energy sources and related pricing; the market demand and acceptance of the Corporation’s existing and new products; the impact of competitive products; the loss of a significant customer or supplier; production delays or inefficiencies; the ability to achieve anticipated revenue growth, synergies and other cost savings in connection with acquisitions and plant consolidations; the costs and other effects of legal and administrative cases and proceedings, settlements and investigations; the costs and other effects of complying with environmental regulatory requirements; disruptions in operations due to labor disputes; and losses due to natural disasters where the Corporation is self-insured. While the Corporation periodically reassesses material trends and uncertainties affecting the Corporation’s results of operations and financial condition in connection with its preparation of its press releases, the Corporation does not intend to review or revise any particular forward-looking statement referenced herein in light of future events.

Bairnco Corporation is a diversified multinational company that operates two distinct businesses - Arlon (Electronic Materials and Coated Materials segments) and Kasco (Replacement Products and Services segment).  Arlon’s principal products include high technology materials for the printed circuit board industry, cast and calendered vinyl film systems, custom-engineered laminates and special silicone rubber compounds and components. Kasco’s principal products include replacement band saw blades for cutting meat, fish, wood and metal, and on site maintenance primarily in the meat and deli departments.  Kasco also distributes equipment to the food industry in Canada and France.

Bairnco advises its stockholders to read carefully Bairnco’s solicitation/recommendation statement, which will be made available if the Steel Partners tender offer is commenced, because it will contain important information.  Copies of the solicitation/recommendation statement will be available without charge on the SEC’s web site at www.sec.gov or at Bairnco’s web site at www.bairnco.com.

CONTACT:     Kenneth L. Bayne, Vice President Finance, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 227

Larry C. Maingot, Controller, Bairnco Corporation

        Telephone:  (407) 875-2222, ext. 230

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